Energy Financial Services Corporation
                  Amended Articles of Incorporation

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     Bernard Alexander Bain, being the sole incorporator of Energy
Financial Services Corporation which has not yet held its organizational meeting of directors, hereby adopts the following as its Amended Articles of Incorporation.

FIRST: The undersigned Bernard Alexander Bain, whose post office address is 9211 Cedarcrest Drive, Bethesda, Maryland 20814, being at least eighteen years of age, does hereby form a corporation under the general laws of the State of Maryland.

SECOND: The name of the Corporation (which is hereinafter called the "Corporation") is F&E Stokers, Inc.

THIRD:  The purposes for which the Corporation is formed are as follows:

     (1) To carry on business and to act as manufacturers, marketeers, sellers, promoters of incinerators, burners, stokers, boilers, energy recovery units or other plant, implements or equipment used for burning and heating materials or waste and the conversion of heat to production power and any spare or other parts relating thereto, capitalists, entrepreneurs, financiers, consultants and promoters in relation to lawful activity which in the opinion of the Corporation can be conveniently carried on by the Corporation whether or not connected with the foregoing activities.

     (2) To act as a holding company and to own shares, debentures, stock or securities of any description whatsoever in the capital of any business entity.

     (3) To apply for, purchase or otherwise acquire patents, trade marks, licenses, concessions and the like and to use, exercise, develop or grant license in respect of or otherwise turn to account the property and rights so acquired.

     (4) To purchase, take on lease, or in exchange, hire or otherwise acquire any real and personal property and any right or privilege.

     (5) To borrow or raise or secure the payment of money in such manner as the Corporation shall think fit, and in particular by the issue of debentures or debenture stock (perpetual or otherwise), charge upon all or any part of the Corporation's property, including its uncalled capital, and to purchase, redeem or pay off any such securities.

     (6) To lend or procure the lending of money to any person or body in such manner and on such terms as the Corporation shall think fit.

     (7) To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

     (8) To do all or any of the above things in the State of Maryland and elsewhere as principals, agents, contractors, trustee or otherwise and by and through trustees, agents or otherwise and either alone or in conjunction with others.

     (9) To do all such other things as are incidental or conductive to the attainment of the above objects and to do any other acts which are consistent with the laws of the State of Maryland.

FOURTH: The postal address of the principal office of the Corporation in Maryland is 9211 Cedarcrest Drive, Bethesda, Maryland 20814. The name and postal address of the resident agent of the Corporation in Maryland are: Mary F. Bain, 9211 Cedarcrest Drive, Bethesda, Maryland 20814. Said resident agent is a citizen of Maryland and actually resides therein.

FIFTH: (A) The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 10,000,000 shares of par value of $.01 per share, and an aggregate par value of $100,000, of which 1,000,000 shares shall be shares of Preferred Stock of $.01 par value each (hereinafter called "Preferred Stock") and 9,000,000 shares shall be shares of Common Stock of $.01 par value each (hereinafter called "Common Stock").

     (B) The designations and the powers, preferences and rights and the qualifications, limitations or restrictions thereof, of the Preferred Stock shall be as follows:

          (1) The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

       (a) the designation of and number of shares constituting such series;

       (b) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other call or classes of any other series of capital stock, and whether such dividends shall be cumulative or non-cumulative;

       (c) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

       (d) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

       (e) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

       (f) the extent, if any, to which the holders of the shares shall be entitled to vote as a class or otherwise with respect to the selection of the directors or otherwise;

       (g) the restrictions, if any, on the issue or reissue of any additional Preferred Stock;

       (h) the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation.

               (2) Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting power whatsoever.

SIXTH: The number of directors of the Corporation shall be not less than one (1), which number may be increased or decreased according to the by-laws of the Corporation, and so long as there are less than three stockholders, the number of directors may be less than three but not less than the number of stockholders, and the names of the directors who shall act until the first meeting or until their successors are duly chosen and qualified are:

J. Paul Provance     Mary Jo Bain         Bernard A. Bain

SEVENTH: The duration of the Corporation shall be perpetual.

IN WITNESS WHEREOF I have signed these Articles of Incorporation and acknowledged the same to be my act on the


/s/ Bernard A. Bain                             May 10, 1982
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Bernard A. Bain                                     Date

Incorporator